Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-284538

GS Finance Corp. $3,266,000 Trigger Autocallable GEARS Linked to the DAX® (Price EUR) Index due 2031 guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your securities is based on the performance of the DAX® (Price EUR) Index. The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities will mature on the stated maturity date unless they are automatically called on the call observation date. Unless your securities are automatically called, if the closing level of the index on the determination date (the final index level) is greater than the initial index level, then the return on your securities will be positive and equal the product of the upside gearing times the index return (the percentage increase or decrease in the final index level from the initial index level). If the final index level is equal to or less than the initial index level but greater than or equal to the downside threshold, you will receive the face amount of your securities at maturity.

If the final index level is less than the downside threshold, you will receive less than the face amount of your securities, resulting in a percentage loss on your investment equal to the index return and you could lose all of your investment.

Your securities will be automatically called if the closing level of the index on the call observation date is greater than or equal to the autocall barrier, resulting in a payment on the call payment date for each $10 face amount of your securities equal to the face amount per security plus the product of $10 times the call return specified below.

Investing in the securities involves significant risks. You may lose a significant portion or all of your investment and will not receive any coupon during the term of the securities. The contingent repayment of principal applies only at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates

O  Automatic Call Feature – Your securities will be automatically called and you will receive the face amount of your securities plus the product of $10 times the call return on the call payment date if the closing level of the index is greater than or equal to the autocall barrier on the call observation date.

O  Enhanced Exposure to Positive Index Return – At maturity, if the securities have not been automatically called and the final index level is greater than the initial index level, you will receive a payment equal to the face amount of your securities plus a return equal to the index return times the upside gearing.

O  Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the securities have not been automatically called and the final index level is equal to or less than the initial index level but greater than or equal to the downside threshold, you will receive a payment equal to the face amount of your securities. If, however, the final index level is less than the downside threshold, you will receive less than the face amount of your securities, if anything, resulting in a percentage loss on your investment equal to the index return. You may lose your entire investment. The contingent repayment of principal applies only if you hold the securities to maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	May 15, 2026
	Original issue date	May 20, 2026
	Call observation date	May 24, 2027
	Call payment date	May 27, 2027
	Determination date*	May 15, 2031
	Stated maturity date*	May 20, 2031
* Subject to postponement.

Notice to investors: the securities are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the securities at maturity, and the securities may have the same downside market risk as the index. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11.

Key Terms

Index	Bloomberg Symbol	Initial Index Level	Autocall Barrier	Upside Gearing	Downside Threshold	Call Return	CUSIP	ISIN
DAX® (Price EUR) Index	DAXK Index	8,771.71	100.00% of the initial index level	1.645	75.00% of the initial index level	16.00%	36273Y810	US36273Y8104

The estimated value of your securities at the time the terms of your securities are set on the trade date is equal to approximately $9.55 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	2.50% of the face amount	97.50% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 24,676 dated May 15, 2026.

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.55 per $10 face amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.4 per $10 face amount).

Prior to August 15, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through August 14, 2026). On and after August 15, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are part of the Medium-Term Securities, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

• General terms supplement no. 17,745 dated January 20, 2026

• Prospectus supplement dated February 14, 2025

• Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)” and “indices” shall be deemed to refer to “underlying(s)” and “underlying index(es)”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Minimum Purchase Amount of Securities Offered Hereby

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

Investor Suitability

The securities may be suitable for you if, among other considerations:

• You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

• You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the index or the stocks comprising the index.

• You believe that the level of the index will appreciate over the term of the securities.

• You can tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the index.

• You understand and accept that your securities will be automatically called on the call observation date if the closing level of the index so appreciates and that your potential return is limited to the call return.

• You are willing to invest in the securities based on the downside threshold, upside gearing and call return specified on the cover hereof

• You understand and accept that if the securities are automatically called, you will not participate in any appreciation in the level of the index and your potential return is limited to the call return.

• You believe the closing level of the index will be greater than or equal to the autocall barrier on the call observation date or the initial index level on the determination date.

• You do not seek current income from your investment and are willing to forgo dividends paid on the stocks comprising the index.

• You are able and willing to invest in securities that may be automatically called early or you are otherwise able and willing to hold the securities to maturity.

• You accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the securities.

• You understand and accept the risks associated with the index.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the securities.

The securities may not be suitable for you if, among other considerations:

• You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of a significant portion or all of your investment.

• You require an investment designed to provide a full return of principal at maturity.

• You cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the index or the stocks comprising the index.

• You believe that the level of the index will decline during the term of the securities and the final index level is likely to close below the downside threshold on the determination date.

• You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the index.

• You are not willing to invest in the securities based on the downside threshold, upside gearing or call return specified on the cover hereof

• You do not understand or accept that, if the securities are automatically called, you will not participate in any appreciation in the level of the index and your potential return is limited to the call return.

• You do not believe the closing level of the index will be greater than or equal to the autocall barrier on the call observation date or the initial index level on the determination date.

• You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

• You seek current income from your investment or prefer to receive the dividends paid on the stocks comprising the index.

• You are unable or unwilling to invest in securities that may be automatically called early, or you are otherwise unable or unwilling to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

• You do not understand or accept the risks associated with the index.

• You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Securities” section of this pricing supplement. For more information on the index, please see the section titled “The Underlying Index” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying Index:	DAX® (Price EUR) Index
Face amount:

$3,266,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:

Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:
•
if the final underlying index level is greater than the initial underlying index level, the sum of (i) $10 plus (ii) the product of (a) the underlying index return times (b) $10 times (c) the upside gearing;
•
if the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or
•
if the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying index return

Company’s redemption right (automatic call feature):

If a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the call payment date, for each $10 of the outstanding face amount, equal to the sum of (i) $10 plus (ii) the product of $10 times the call return

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing level of the underlying index is greater than or equal to the autocall barrier
Initial underlying index level :	8,771.71, which is the closing level of the underlying index on the trade date
Final underlying index level:	the closing level of the underlying index on the determination date
Underlying index return:	the quotient of (i) the final underlying index level minus the initial underlying index level divided by (ii) the initial underlying index level, expressed as a percentage
Upside gearing:	1.645
Downside threshold:	75.00% of the initial underlying index level (rounded to the nearest one-hundredth)
Trade date:	May 15, 2026
Original issue date:	May 20, 2026
Determination date:	May 15, 2031, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	May 20, 2031, subject to adjustment as described in the accompanying general terms supplement
Autocall barrier:	100.00% of the initial underlying index level
Call return:	16.00%
Call observation date:	May 24, 2027, subject to adjustment as described in the accompanying general terms supplement
Call payment date:	May 27, 2027, subject to adjustment as described in the accompanying general terms supplement
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

Investment Timeline With Respect to The Securities Offered Hereby

Trade Date	The initial underlying index level and the final terms of the securities are set

Call Observation Date

Your securities will be automatically called if the closing level of the underlying index on the call observation date is greater than or equal to the autocall barrier. If your securities are automatically called on the call observation date, on the related call payment date we will pay you an amount in cash for each $10 face amount of your securities equal to the sum of (i) $10 plus (ii) the product of $10 times the call return, and no further payments will be made on the securities.

Maturity Date

The final underlying index level is determined as of the determination date.

If the securities are not automatically called and the final underlying index level is greater than the initial underlying index level, the sum of (i) $10 plus (ii) the product of (a) the underlying index return times (b) $10 times (c) the upside gearing;

If the securities are not automatically called and the final underlying index level is equal to or less than the initial underlying index level but greater than or equal to the downside threshold, $10; or

If the securities are not automatically called and the final underlying index level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the underlying index return. You will receive less than the face amount of your securities at maturity, resulting in a loss on your investment proportionate to the decline of the underlying index.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments upon an automatic call or at maturity under different hypothetical scenarios for a $10 security linked to the underlying index based on the assumptions set forth in the table below. The actual terms for the offering of securities are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underlying index on the call observation date and on the determination date could have on the amount of cash payable on the call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlying index levels that are entirely hypothetical; no one can predict what the underlying index level will be on any day throughout the life of your securities, what the closing level of the underlying index will be on the call observation date or what the final underlying index level will be on the determination date. The underlying index has been highly volatile in the past — meaning that the underlying index levels have changed substantially in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the face amount and held to the call payment date or the stated maturity date. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying index, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page PS-11 of this pricing supplement.

Key Terms and Assumptions
Face amount	$10
Upside gearing	1.645
Downside threshold	75.00% of the initial underlying index level (rounded to the nearest one-hundredth)
Call return	16.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled call observation date or the originally scheduled determination date
No change in or affecting any of the underlying index stocks or the method by which the underlying index sponsor calculates the underlying index
Securities purchased on original issue date at the face amount and held to the call payment date or the stated maturity date

For these reasons, the actual performance of the underlying index over the life of your securities, as well as the amount payable on the call payment date or at maturity, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the underlying index levels during recent periods, see “The Underlying Index — Historical Closing Levels of the Underlying Index” on page PS-29. Before investing in the securities, you should consult publicly available information to determine the underlying index levels between the date of this pricing supplement and the date of your purchase of the securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying index stocks.

Hypothetical Amount In Cash Payable on the Call Payment Date

The example below shows the hypothetical amount that we would pay on the call payment date with respect to each $10 face amount of the securities if the closing level of the underlying index is greater than or equal to the autocall barrier on the call observation date.

If, for example, your securities are automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying index is greater than or equal to the autocall barrier), the amount in cash that we would deliver for each $10 face amount of your securities on the call payment date would be the sum of (i) $10 plus (ii) the product of $10 times the call return. Therefore, for example, if the closing level of the underlying index on the call observation date were determined to be 120.000% of the initial underlying index level, your securities would be automatically called and the amount in cash that we would deliver on your securities on the call payment date would be 116.00% of the face amount of your securities or $11.60 for each $10 of the face amount of your securities. Even if the closing level of the underlying index on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying index above the autocall barrier on the call observation date.

Hypothetical Cash Settlement Amount at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying index is less than the autocall barrier) the cash settlement amount we would deliver for each $10 face amount of your securities on the stated maturity date will depend on the performance of the underlying index on the determination date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying index levels and are expressed as percentages of the initial underlying index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying index level, and are expressed as percentages of the face amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered securities on the stated maturity date would equal 100.000% of the face amount of a security, based on the corresponding hypothetical final underlying index level and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final Underlying Index Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Index Level)	(as Percentage of Face Amount)
175.000%	223.375%
150.000%	182.250%
125.000%	141.125%
110.000%	116.450%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
74.999%	74.999%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%

If, for example, the securities have not been automatically called on the call observation date and the final underlying index level were determined to be 25.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be 25.000% of the face amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the securities have not been automatically called on the call observation date and the final underlying index level were determined to be 90.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be 100.000% of the face amount of your securities, as shown in the table above.

If, however, the securities have not been automatically called on the call observation date and the final underlying index level were determined to be 125.000% of the initial underlying index level, the cash settlement amount that we would deliver on your securities at maturity would be 141.125% of the face amount of your securities, as shown in the table above. Since the hypothetical final underlying index level is greater than the initial underlying index level, the underlying index return is enhanced by the upside gearing and the cash settlement amount that we would deliver on your securities at maturity would be 141.125% of the face amount of your securities, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your securities) that we would pay on your securities on the stated maturity date, if the final underlying index level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying index level of less than 75.000% (the section left of the 75.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your securities (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the securities.

The amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying index stocks that may not be achieved on the call observation date or the determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered securities. The hypothetical amounts on securities held to the stated maturity date in the examples above assume you purchased your securities at their face amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-13.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the securities may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-13. The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlying index on any day, the final underlying index level or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing level of the underlying index and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on the call payment date or at maturity, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called, the actual closing levels of the underlying index and the actual final underlying index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities on the call payment date or the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR SECURITIES

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Securities” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

•
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Securities”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the trade date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying index, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

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You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called, the cash settlement amount on your securities, if any, on the stated maturity date will be based on the performance of the underlying index as measured from the initial underlying index level to the closing level of the underlying index on the determination date. If the final underlying index level is less than the downside threshold, you will have a loss for each $10 of the face amount of your securities equal to the product of $10 times the underlying index return. Thus, you may lose your entire investment in the securities, which would include any premium to face amount you paid when you purchased the securities.

Also, the application of the downside threshold applies only at maturity and the market price of your securities prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

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The Return on Your Securities May Change Significantly Despite Only a Small Change in the Underlying Index Level

If the final underlying index level is less than the downside threshold, you will receive less than the face amount of your securities and you could lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final underlying index level to the downside threshold will not result in a loss of principal on the securities, a decrease in the final underlying index level to less than the downside threshold will result in a loss of a significant portion of the face amount of the securities despite only a small change in the level of the underlying index.

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The Amount in Cash You Will Receive on the Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Level of the Underlying Index at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be

The amount in cash that you will receive on the call payment date, if any, will be paid only if the closing level of the underlying index on the call observation date is greater than or equal to the autocall barrier. Therefore, the closing level of the underlying index on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date, if any, will be based on the closing level of the underlying index on the determination date. Therefore, for example, if the closing level of the underlying index dropped precipitously on the determination date, the cash settlement amount for the securities would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlying index prior to such drop. Although the actual closing level of the underlying index on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the closing level of the underlying index on the call observation date or the determination date, you will not benefit from the closing levels of the underlying index at any time other than on the call observation date or on the determination date.

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The Amount You Will Receive on the Call Payment Date Will Be Limited Due to the Call Return

Regardless of the closing level of the underlying index on the call observation date, the amount in cash you may receive on the call payment date is limited. Even if the closing level of the underlying index on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying index above the autocall barrier on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $10 face amount of your securities will depend on the call return. Additionally, the autocall barrier does not apply on the determination date and you will not be entitled to the call return on the stated maturity date. Assuming your securities are not automatically called and the final underlying index level is less than the downside threshold, you will be fully exposed to the decline in the level of the underlying index from the trade date to the determination date, and you may lose a significant portion or all of your investment in the securities.

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Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the closing level of the underlying index is greater than or equal to the autocall barrier. Therefore, the term for your securities may be reduced and you will not receive any further payments on the securities since your securities will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the securities remain outstanding following the call observation date, it means that the underlying index has closed below the autocall barrier on the call observation date. The longer the securities are outstanding from the trade date, the less time remains during which the underlying index will have an opportunity to increase to or above the autocall barrier to be automatically called. The securities will not be automatically called in the event that the underlying index does not increase to or beyond the autocall barrier.

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Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the amount payable for your securities on the call payment date or the stated maturity date, as applicable, exceeds the face amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

• the level of the underlying index;

• the volatility — i.e., the frequency and magnitude of changes — in the level of the underlying index;

• the dividend rates of the underlying index stocks;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the level of the underlying index;

• interest rates and yield rates in the market;

• the time remaining until your securities mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities or the amount you may receive upon an automatic call or, if the securities are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying index based on its historical performance. The actual performance of the underlying index over the life of the offered securities and the amount paid on the call payment date or the stated maturity date, as the case may be, may bear little or no relation to the historical closing levels of the underlying index or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

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If You Purchase Your Securities at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Face Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The cash settlement amount you will be paid for your securities on the stated maturity date, if any, or the amount you will be paid on the call payment date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the face amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at face amount. If you purchase your securities at a premium to face amount and hold them to the call payment date or the stated maturity date, the return on your investment in the securities will be lower than it would have been had you purchased the securities at face amount or a discount to face amount.

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A Higher Call Return and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Index, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Index and, Potentially, a Significant Loss at Maturity

The economic terms for the securities, including the call return, the closing level of the underlying index on the call observation date at or above which the securities will be automatically called and the downside threshold, are based, in part, on the expected volatility of the underlying index at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying index.

Higher expected volatility with respect to the underlying index as of the trade date generally indicates a greater expectation as of that date that the final underlying index level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the securities. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a higher call return, a lower closing level of the underlying index at or above which the securities will be automatically called and/or a lower downside threshold, as compared to otherwise comparable securities issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the securities prior to maturity) but with one or more different underlying indices. However, there is no guarantee that the higher call return or lower downside threshold set for your securities on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your securities not being automatically called or of losing some or all of your investment in the securities.

A relatively higher call return (as compared to otherwise comparable securities), which would increase the positive return if the closing level of the underlying index is greater than or equal to the autocall barrier on the call observation date may generally indicate an increased risk that your securities will not be automatically called on the call payment date.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying index will decrease substantially. This would result in a significant loss at maturity if the final underlying index level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of the underlying index.

You should not take the historical volatility of the underlying index as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying index and the potential to lose a significant portion or all of your investment in the securities.

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You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your securities will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

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We May Sell an Additional Aggregate Face Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underlying Index

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An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to an underlying index that is comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed securities). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying index or that in the future are included in an underlying index, such underlying index stocks may be removed from an underlying index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying index, such removal could have a material and negative effect on the level of such underlying index and, therefore, your investment in the securities. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying index, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying index could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

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Your Securities Are Linked to the Underlying Index, Which Is Comprised of Underlying Index Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your securities are linked to the underlying index, whose underlying index stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your securities will not be adjusted for changes in the applicable exchange rate. The amount payable will be based upon the overall change in the level of the underlying index. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the underlying index stocks are listed that, in turn, may affect the level of the underlying index.

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Limited Historical Underlying Index Performance Information Is Available Incorporating Methodology Changes That Were Made From December 2020 Through March 2024

From December 2020 through March 2024, the underlying index made a series of significant, planned changes to its methodology, including expanding the number of constituents from 30 to 40 and modifying its selection and qualification rules. As a result, limited historical underlying index performance information incorporating these methodology changes is available for you to consider in making an independent investigation of the underlying index performance, which may make it difficult for you to make an informed decision with respect to an investment in the securities.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

THE UNDERLYING INDEX

The DAX® (Price EUR) Index, which we also refer to in this description as the “DAX® Index” or the “index”:

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is an equity index, and therefore cannot be invested in directly;
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does not file reports with the SEC because it is not an issuer;
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was first published on July 1, 1988, based on an initial index value of 1,000 as of December 30, 1987; and
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since August 2019, has been sponsored and maintained by STOXX Ltd.

The DAX® Index is a free float market capitalization-weighted index that tracks the 40 largest companies (measured in terms of their market capitalization) listed on the FWB® Frankfurt Stock Exchange’s (the “FSE”) Regulated Market and which meet certain minimum quality and profitability requirements. The weight of any single component in the DAX® Index is capped at 15% of the DAX® Index capitalization, measured quarterly. From December 2020 through March 2024, the DAX® Index made a series of significant, planned changes to its methodology, including expanding the number of constituents from 30 to 40 and modifying its selection and qualification rules. See “Additional Risk Factors Specific to Your Securities — Additional Risks Related to the Underlying Index — Limited Historical Underlying Index Performance Information Is Available Incorporating Methodology Changes That Were Made From December 2020 Through March 2024”.

The DAX® Index is a price index, which measures the actual price performance and is only adjusted for income from special distributions. The level of the DAX® Index is disseminated on the STOXX Ltd. website. STOXX Ltd. is under no obligation to continue to publish the DAX® Index and may discontinue publication of the DAX® Index at any time. Additional information regarding the DAX® Index (including the top ten constituent stocks and weights, sector weights and country weights) may be obtained from the STOXX Ltd. website: stoxx.com/index/dax/. We are not incorporating by reference the website or any material it includes in this pricing supplement.

DAX® Index Investable Universe.

The DAX® Index investable universe comprises all common stocks and equities with similar characteristics listed on the FSE that provide real-time and historical component and currency pricing.

Basic Criteria.

To be included or to remain in the DAX® Index, companies have to satisfy certain prerequisites, including:

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having an existing listing on the FSE’s Regulated Market;
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trading continuously on Deutsche Börse AG’s electronic trading system, Xetra®;
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having a minimum free float of at least 10%;
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in the case of foreign companies, having a registered office in the European Union (“EU”)/European Free Trade Association (“EFTA”) or a principal place of business in Germany;
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publishing an audited annual financial report prepared in accordance with the German Securities Trading Act (“Wertpapierhandelsgesetz” — “WpHG”). The report must normally be made publicly accessible within 90 days of the end of the reporting period; however, an additional grace period permits publication within four months of the end of the reporting period. In the case of issuers whose registered office is in a member state of the EU or the EFTA, the report must be in accordance with the national law of the state in which the company is registered. In the case of issuers whose registered office is in a third country, the report must be in accordance the German Commercial Code, subject to certain exemptions;
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publishing a half-year financial report, prepared in accordance with the requirements of the German Securities Trading Act. The report must normally be made publicly accessible within 45 days of the end of the reporting period; however, an additional grace period permits publication within three months of the end of the reporting period;
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publishing a quarterly statement or quarterly financial report for the first and third quarters of the fiscal year. The quarterly statement or quarterly financial report must meet the follow-up obligations for the Regulated Market’s Prime Standard regarding the content of the report, the period covered and the format. Publication shall normally be made within 45 days of the end of the reporting period; however, an additional grace period permits publication within 75 days of the end of the reporting period;

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not departing from recommendations C.10 (solely as regards its applicability to the Chair of the Audit Committee), D.8 and D.9 of the German Corporate Governance Code. Companies that are newly listed on the FSE’s Regulated Market and that have not issued a mandatory annual Declaration of Compliance at the time of listing are deemed to meet the criterion provided that the company’s management board (”Vorstand”) and supervisory board (“Aufsichtsrat”) have published a statement on the company’s website confirming that the company does not depart from the recommendations above. Foreign companies that are not required to publish a Declaration of Compliance with the German Corporate Governance Code are deemed to meet the criterion provided that they have published on their website a statement confirming that they do not depart from the recommendations above, as these apply to their legal form and jurisdiction; and
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meeting minimum liquidity requirements on the FSE. For initial eligibility, to qualify for ranking, stocks that are not an index component at the review cutoff date must have a minimum order book volume over the last 12 months of EUR 1bn, or a turnover rate (calculated as the ratio of the 12-month order book volume to the free float-market capitalization, each discussed below) of 20%. To qualify for continued membership in the index, stocks that are index components at the review cutoff date must have a minimum order book volume over the last 12 months of at least EUR 0.8bn, or a turnover rate of 10%.

Breaches of Basic Criteria.

Companies that no longer meet the necessary basic criteria for remaining in the DAX® Index are removed from it, with the type of basic criteria breached determining the timing of the removal.

A breach of one of the following basic criteria leads to an exclusion from the DAX® Index following two days’ notice, starting on the date on which STOXX Ltd. becomes aware of the breach:

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Minimum free float;
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Listing on the FSE’s Regulated Market;
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Continuous trading;
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Timely publication of the audited annual financial report;
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Timely publication of the half-yearly financial report; and
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Timely publication of the quarterly statement or quarterly financial report.

A breach of the timely reporting requirement is deemed to exist if a company fails to publish the required financial reports by the end of the additional grace period:

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In the case of the annual financial report, within four months of the end of the relevant reporting period;
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In case of the annual financial report for companies newly admitted to the Regulated Market of Frankfurt Stock Exchange, within five months of the end of the relevant reporting period;
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In the case of the half-yearly financial report, within three months of the end of the relevant reporting period; and
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In the case of the quarterly statement or quarterly financial report, within 75 days of the end of the relevant reporting period.

The subsequent withdrawal of the required financial reports or statements, or of the audit opinion where required, after the periods above is deemed to be the equivalent of a breach of the timely reporting requirement.

Stocks of companies that are in breach of any of the above-mentioned basic criteria will remain ranked on the current selection list until the end of the month in question, but the companies will not be eligible for index membership.

Index Review.

The DAX® Index is reviewed on a regular basis to reflect the latest developments on the stock markets, and hence to ensure a transparent and up-to-date index basket. Unless specified otherwise, this review implementation process (also known as “rebalancing”) is performed quarterly after the close on every third Friday in March, June, September and December, and the changes take effect as of the next trading day. If the implementation date falls on a non-trading day, it is brought forward by one trading day.

Changes to index components are announced after 10:00 p.m. CET on the third trading day of the review month.

Inclusion in the Selection List.

All of the share classes listed on the FSE’s Regulated Market segment are included in the selection list for the DAX® Index. Companies that were initially listed on the FSE also must have been listed on the Regulated Market or Scale for a minimum of 30 trading days. Each ISIN under which shares in a company are traded is considered to be a separate class for this purpose. If a company has several share classes, only the largest share class (measured by free-float market capitalization) is ranked.

Selection List.

STOXX Ltd. creates and publishes the selection list for the DAX® Index on a monthly basis. The reporting date for collecting data (the selection list cutoff date) is the last trading day of the month for which the selection list is being created. Selection lists are created by noting the parameters relevant for allocating ranks (i.e., the number of shares, the free-float factor and the volume-weighted average price (“VWAP”)) at the selection list cutoff date and then determining the free-float market capitalization for each company. Share classes that meet the basic criteria set out above are ranked by free-float market capitalization. Share classes that do not meet the basic criteria set out above are also included in the selection list, but are not ranked. Compliance with the basic criteria is also assessed as of the cutoff date. Selection lists are published after 10:00 p.m. CET on the third trading day of a month.

An adjusted volume-weighted average price over 20 trading days (“20-trading day adjusted VWAP”) is used to calculate the free-float market capitalization. This is calculated for each share class as the average of the daily VWAPs, which are based on Xetra® prices, for the last 20 trading days, and is adjusted for corporate actions as described below. The 20-trading day adjusted VWAP on the last trading day of a month is used to generate the selection list.

To be considered eligible for inclusion in the DAX® Index, companies that are not already DAX® Index components when the selection list is compiled must meet an additional profitability requirement of having positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the two most recent fiscal years as calculated by Refinitiv. If a company would be eligible for inclusion in the DAX based on its free-float market capitalization rank but does not meet the EBITDA criterion, the next-ranked company in the selection list that meets the EBITDA criterion will be considered for inclusion.

Exclusion From Ranking.

•
Companies that do not meet the necessary liquidity criteria for initial or continued eligibility are not ranked.
•
Companies for which the FSE has published a decision to revoke their admission under the Stock Exchange Rules are not ranked.
•
Companies for which an insolvency event has occurred are not ranked. An insolvency event shall be deemed to have occurred if STOXX Ltd. has been informed by the constituent, a national competent authority or a court in writing or via a public announcement (other than by entry in a register) that:
a.
Insolvency proceedings (any applicable insolvency, bankruptcy, dissolution, liquidation or winding-up proceedings, or similar proceedings in relation to the assets of an index constituent) have been filed or will be filed against the constituent’s assets; or
b.
Insolvency proceedings have been opened in relation to the constituent; or
c.
The constituent is seeking or has become subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; or
d.
Insolvency proceedings have been rejected due to insufficient assets; or
e.
The constituent is in liquidation as a result of insolvency proceedings, a shareholders’ resolution or otherwise.

f.
Any security that has been deleted due to mergers or takeover in the last 6 months as of the cut-off date is not ranked.

STOXX Ltd. reserves the right to exclude certain companies from being ranked in the selection list (i) to ensure that the composition of the DAX® Index reflects the market and/or economic reality that the DAX® Index aims to represent and (ii) to avoid application of the rules leading to misrepresentations in unforeseeable circumstances.

Component Selection.

The composition of the DAX® Index is reviewed on a quarterly basis to reflect Fast Exit and Fast Entry rules, and semi-annually to reflect Regular Exit and Regular Entry rules.

•
Fast Exit: A company in the DAX® Index is replaced if its free-float market capitalization ranks worse than the candidate rank of 60th in the DAX® Index rankings. It is replaced by the highest-ranked company that is not a component of the DAX® Index.
•
Fast Entry: A company is included in the DAX® Index if it ranks the same as or better than the candidate rank of 33rd in terms of its free-float market capitalization. The lowest-ranked company in the DAX® Index concerned is removed from the DAX® Index.
•
Regular Exit: A company in the DAX® Index will be replaced if it ranks lower than the candidate rank of 53rd in terms of its free-float market capitalization. It will be replaced by the highest-ranked company that (i) satisfies the alternate candidate rank requirement of ranking better than or equal to 47th by free-float market capitalization in the DAX® Index rankings and (ii) is not a component of the DAX® Index. However, no change will be made if no company fulfils the alternate candidate rank requirement.
•
Regular Entry: A company will be included in the DAX® Index if it ranks the same as or better than the candidate rank in terms of its free-float market capitalization (e.g., if it ranks better than or equal to 40th for free-float market capitalization in the DAX® Index rankings). The lowest-ranked company in the DAX® Index that is ranked lower than the alternate candidate rank requirement of ranking better than or equal to 47th by free-float market capitalization in the DAX® Index is excluded. However, no change will be made if no company fulfills the alternate candidate rank requirement.

Decisions regarding changes to the composition of the DAX® Index are published after 10 p.m. CET on the third trading day in March, June, September and December; publication is by way of a press release and online at Index Updates – STOXX (stoxx.com).

Index Formula.

The DAX® Index is calculated using the Laspeyres formula, which measures price changes against a fixed base quantity weight. The formula for calculating the DAX® Index value can be expressed as follows:

DAX® Index =	Free Float Market Capitalization of the DAX® Index
Divisor

The “free float market capitalization of the DAX® Index” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each index stock as of the time the DAX® Index is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index component stock price is unavailable on any trading day, the index sponsor will generally use the last reported price for such component stock.

DAX® Index Divisor – Corporate Action and Index Reviews.

The DAX® Index’s divisor is adjusted to maintain the continuity of the index’s values across changes due to corporate actions and index reviews. Changes in weights due to corporate actions are distributed proportionally across all index components.

The divisor is calculated by starting with the previous divisor in effect for the DAX® Index (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the DAX® Index, plus or minus the difference between the closing market capitalization of the DAX® Index and the adjusted closing market capitalization of the DAX® Index, and the denominator of which is the previous free float market capitalization of the DAX® Index. The adjusted free float market capitalization is calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value.

STOXX Ltd. will correct calculation errors without delay on the dissemination days on which they occur, provided that it becomes aware of such errors before 15:30 CET on the day in question, and that this is technically and operationally feasible. STOXX Ltd. will not change an index’s intraday composition. If STOXX Ltd. becomes aware of a calculation error at or after 15:30 CET, it will aim to correct it as of the end of the next dissemination day; this also includes corrections to index constituents.

Corporate Actions.

STOXX Ltd. adjusts the divisor for the DAX® Index to maintain the continuity of the DAX® Index values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any index stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the index stock will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the DAX® Index to which your securities are linked is the price return version. If your securities are linked to the total return calculation of the DAX® Index, please see the discussion in your pricing supplement regarding divisor adjustments. All adjusted prices consider withholding taxes, where applicable, based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.

(1) Special cash dividend:

New adjusted price = closing price on the day before the ex- date – dividend announced by the company * (1- withholding tax)

Divisor: decreases

(2) Split and reverse split:

New adjusted price = closing price on the day before the ex- date * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: unchanged

(3) Rights offering:

New adjusted price = (closing price on the day before the ex- date * A + subscription price * B) / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the ex-date (out-of-the-money), then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

A rights offering is considered to be a highly dilutive rights issue if the share ratio is larger than or equal to 200%.

If a highly dilutive rights issuance is fully underwritten, it will be implemented as described above.

If a highly dilutive rights issuance is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the DAX® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed at the close of the day they start to trade based on its closing price.

•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

If a highly dilutive rights issuance is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

•
The rights will be included into the DAX® Index with a theoretical price on the ex-date with the same parameters as the parent company.
•
The rights will be removed on the ex-date at close, using a price of 0.0000001 in local currency.
•
If the rights issue results into listing of new shares and satisfies the free-float factors and share adjustments criteria, then the number of shares will be increased after the new shares have been listed.

(4) Stock dividend:

New adjusted price = closing price on the day before the ex- date * A / (A + B)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B) / A

Divisor: unchanged

(5) Stock dividend from treasury stock if treated as extraordinary dividend:

New adjusted price = closing price on the day before the ex- date – closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(6) Stock dividend (from redeemable shares) if treated as extraordinary dividend:

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case redeemable shares are considered as:

•
A separated share line with a fixed price
•
Ordinary shares that are self-tendered on the same ex-date

New adjusted price = closing price on the day before the ex- date - closing price on the day before the ex- date * B / (A + B)

Divisor: decreases

(7) Stock dividend of another company:

New adjusted price = [(closing price on the day before the ex- date * A) – [(1 – withholding tax) * price of other company * B]] / A

Divisor: decreases

(8) Return of capital and share consolidation:

New adjusted price = [closing price on the day before the ex- date – capital return announced by company * (1– withholding tax)] * A / B

New adjusted number of shares = number of shares on the day before the ex-date * B / A

Divisor: decreases

(9) Repurchase of shares / self-tender:

New adjusted price = [(closing price on the day before the ex- date * number of shares on the day before the ex-date) – (tender price * number of tendered shares)] / new adjusted number of shares

New adjusted number of shares = number of shares on the day before the ex-date – number of tendered shares

Divisor: decreases

(10) Spin-off:

New adjusted price of parent company = (closing price on the day before the ex- date * A – price of spun-off shares * B) / A

New number of shares for the spun-off company = number of shares on the day before the ex-date of parent company * B

Divisor: unchanged on ex-date

(11) Combination of stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one, all the following “new number of shares” formulas need to be divided by A.

If rights are applicable after stock distribution (one action applicable to another):

New adjusted price = [closing price on the day before the ex- date * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

New adjusted number of shares = number of shares on the day before the ex-date * [(A + B) * (1 + C / A)] / A

Divisor: increases

If stock distribution is applicable after rights (one action applicable to another):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / [(A + C) * (1 + B / A)]

New adjusted number of shares = number of shares on the day before the ex-date * (A + C) * (1 + B / A)

Divisor: increases

Stock distribution and rights (neither action is applicable to the other):

New adjusted price = (closing price on the day before the ex- date * A + subscription price * C) / (A + B + C)

New adjusted number of shares = number of shares on the day before the ex-date * (A + B + C) / A

Divisor: increases

(12) Addition/deletion of a company

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the change in market capitalization between added and deleted companies of the DAX® Index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

(13) Free float and shares changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.

If the total market capitalization of the DAX® Index increases (decreases), then the divisor increases (decreases). If there is no change, then the divisor remains unchanged.

Free-Float Factors.

“Free float” refers to freely tradable shares of a company that are not in fixed ownership. Shares held by the issuing company (treasury shares) and all shares held by an owner that, when taken in the aggregate, account for at least 5% of a company’s total number of shares and that are attributed to a specific class of shares are considered to be non-free float.

1.
Free float does not include shares held by:
a.
asset managers and trust companies,
b.
Funds and pension funds, or
c.
German or foreign investment companies (excluding insurance companies) as part of their special fund assets, in each case as identified using the register of companies maintained by the competent financial supervisory authority, provided that the shares are held as part of short-term investment strategies and the size of the shareholding does not exceed 25% of the company’s total number of shares. This does not apply to shareholdings held by venture capital companies, government funds or their financial agencies, or supranational funds.

In this context, shares for which the acquirer has, at the time of purchase, clearly and publicly stated that strategic goals are being pursued, and that the intention is to influence the company’s policies and ongoing business in the long term, are not deemed to be short-term investments in this context. In addition, shares acquired via a public purchase offer are not deemed to be short-term investments.

2.
In the case of an ongoing takeover, the absolute number of shares held by the acquirer is taken from the companies’ publications of the results of the tender offer pursuant to the German Securities Acquisition and Takeover Act (“Wertpapiererwerbs- und Übernahmegesetz” — “WpÜG”). The free float is then calculated as a proportion of the total number of shares in the target company.

Shares that are controlled by acquiring companies via derivatives are also included when determining the free float. The derivatives must be both subject to registration and actually registered in line with the provisions of the WpHG and WpÜG.

The criteria set out in numbers 1 and 2 above are also applied in full to classes of shares that are subject to restrictions of ownership. When determining the free float as described above, each ISIN under which shares are traded is deemed to be a separate share class.

The free-float factors and the outstanding number of shares are reviewed quarterly on the basis of the most recent available data. The final data is published on the quarterly underlying data announcement dates and implemented on the quarterly implementation dates. If STOXX Ltd. determines and publishes a company’s free float as part of a quarterly review, the free-float factor will not be changed or corrected until the next review implementation date unless it is affected by a corporate action, as discussed above, prior to the next review date.

Extraordinary adjustments may be made prior to the next quarterly review to reflect changes to the number of shares and/or free-float factors due to corporate actions. The timing depends on the magnitude of the change:

•
Changes to the number of shares due to stock dividends, splits, rights issues, etc. are implemented immediately and take effect on the next trading day.
•
Changes of more than ± 10% in the total number of shares from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.
•
Free-float factor changes in excess of ± 5 percentage points from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.
•
Changes to the combined free-float-adjusted number of shares in excess of ± 10% from one trading day to the next are announced immediately, are implemented two trading days later and take effect on the next trading day after implementation.
•
All other applicable changes are announced on the next quarterly underlying data announcement date, are implemented on the quarterly implementation date and take effect on the next trading day after implementation.

Market Capitalization and Free-Float Market Capitalization.

Market capitalization for a company’s share class is defined as the product of the number of shares in a company’s share class times the price of that share class.

Free-float market capitalization is equal to the product of the free-float factor times the full market capitalization.

Weighting Cap Factors.

Components of the Dax® Index are capped at a maximum weight of 15% on a quarterly basis. Weighting cap factors are used to achieve diversification, and avoid a single component dominating an index. Group entity capping and intra-quarter capping also apply to the Dax® Index.

Group Entity Capping.

A group entity is a group of companies that are related to each other, based on the definition and calculation from LSEG Quantitative Analytics Database (Field: UltimateParentOrgPermID). If two or more securities within the same index share the same LSEG Quantitative Analytics Database Ultimate Parent ID, then they are considered a group entity for weighting cap factor purposes.

STOXX Ltd. will publish a list of identified group entities of the underlying universe on the 1st trading day of the review month (March, June, September and December) at 10:00 p.m. CET. It will be based on the underlying universe for the upcoming quarterly index review. The list will be published containing security name, identifier and flag indicating group entity.

First, single component weighting cap factors are calculated by carrying out single component capping as per the component cap limit of the index in question. After the application of single component capping, it is checked whether a group entity, based on the aforementioned list, has a combined index weight above 30% as largest constituent, or 15%, if not the largest. In that case, the group entity will be capped to 30% or 15% weight respectively by applying the same group entity weighting cap factor to all securities comprising that group. Excess weight is redistributed to the remaining group entities on a pro-rata basis, up to a maximum of 15% index weight per security. To calculate the final weighting cap factors, the weighting cap factors resulting from the group entity capping are multiplied with the single component weighting cap factors.

Intra-Quarter Capping.

Intra-quarter capping will be triggered if the weight of a component exceeds 20% based on closing prices on a given trading day. Should one component exceed this threshold, the component’s weight will be capped extraordinarily to 15%. Any other component exceeding 15% index weight will subsequently be capped to 15%, until no component exceeds 15% index weight.

The timetable for the process is as follows:

•
Date t: Weight exceeds 20% at the close of market
•
Date t+1: Announcement of the new weighting cap factors after close of market
•
Date t+3: Implementation of the new weighting cap factors after close of market
•
Date t+4: Effective date

Violations of the 20% threshold between dates t+1 and t+3 do not trigger another capping.

Adjusted Volume-Weighted Average Price.

The volume-weighted average price (VWAP) is defined as the sum of the product of execution price and volume of each trade for a stock during the calculation period, divided by the total trading volume of that stock during the calculation period.

The VWAP is adjusted for corporate actions that occur during the calculation period. The adjusted VWAP is calculated as follows:

with

and

Where:

afit	= adjustment factor for stock (i) at time (t)
cit	= correction factor for stock (i) at time (t)
ci,t-1	= correction factor for stock (i) on the previous day (t-1). This is set to 1 at the start of the calculation period (usually 20 trading days before the review cutoff date).
ci,t-1=c	= correction factor for stock (i) at the selection list cutoff (t=c)
p i,t-1	= close price for stock (i) on the previous day (t-1)
p(adj)i,t-1	= adjusted close price for stock (i) on the previous day (t-1)

Turnover Rate.

A turnover rate is calculated for each stock on the selection list. It is determined as the ratio of the 12-month order book volume to the free-float market capitalization.

Order Book Volume.

The order book volume is the total turnover of a specific share class recorded on Xetra® and Börse Frankfurt. If the daily order book volumes for a company are not available for the whole 12-month period because it only started trading, or its initial listing on a segment governed by one of the transparency standards only took place, at a later date, the order book volumes for the first 20 trading days are ignored and the remaining data is extrapolated linearly over the 12 months. However, this procedure is only applicable to companies that have been traded for at least 30 days as of the reporting date, and if at least ten days’ worth of order book volumes can be used for extrapolation.

If a company has changed its trading segment (Scale, General Standard or Prime Standard), the order book volume from the previous segment is used as of the selection list cutoff date following the segment change, provided that the company has a total trading history of more than 30 days. If a security has been deleted due to mergers or takeovers in the last 12 months, only the trading days after the deletion effective date are taken into account to calculate the order book volume. As described above for newly listed companies, the first 20 trading days after the deletion effective date are ignored and the remaining data is extrapolated linearly over the 12 months.

Ongoing Maintenance.

•
Replacements: Deleted companies are replaced by the highest-ranked stock from the most recent selection list that is not included in the DAX® Index.

•
Ad hoc exit: A company that is in breach of the basic criteria is removed from the DAX® Index as described in “Breaches of Basic Criteria” above.
•
Ad hoc entry: Not applicable.
•
Spin-offs: Spin-off stocks are deleted at the close of the day on which they start trading.

Advisory Board.

The Advisory Board for Equity Indices (“Arbeitskreis Aktienindizes”) (the “Advisory Board”) provides advice on topics related to indices administered by STOXX Ltd. It is an advisory body consisting of employees appointed by STOXX Ltd. and representatives of other national and international financial institutions. The Advisory Board usually meets bi-annually in March and September, though extraordinary meetings may also be convened.

License Agreement between STOXX Ltd. and Goldman Sachs

STOXX Ltd. and its licensors (the “Licensors”) have no relationship to GS Finance Corp., other than the licensing of the DAX® Index and the related trademarks for use in connection with the securities.

STOXX Ltd. and its Licensors do not:

•
Sponsor, endorse, sell or promote the securities.
•
Recommend that any person invest in the securities or any other securities.
•
Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the securities.
•
Have any responsibility or liability for the administration, management or marketing of the securities.
•
Consider the needs of the securities or the owners of the securities in determining, composing or calculating the DAX® Index or have any obligation to do so.

STOXX Ltd. and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise) in connection with the securities. Specifically,

•
STOXX Ltd. and its Licensors do not make any warranty, express or implied, and exclude any and all warranty about:
•
The results to be obtained by the securities, the owner of the securities or any other person in connection with the use of the DAX® Index and the data included in the DAX® Index;
•
The accuracy or completeness of the DAX® Index and its data;
•
The merchantability and the fitness for a particular purpose or use of the DAX® Index and its data;
•
The performance of the securities generally;
•
STOXX Ltd. and its Licensors will have no liability for any errors, omissions or interruptions in the DAX® Index or its data;
•
Under no circumstances will STOXX Ltd. or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Ltd. or its Licensors knows that they might occur.

The licensing agreement between Goldman Sachs International and STOXX Ltd. is solely for their benefit, and the benefit of certain affiliates of Goldman Sachs International, and not for the benefit of the owners of the securities or any other third parties.

Historical Closing Levels of the Underlying Index

The closing levels of the underlying index have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying index has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlying index during the period shown below is not an indication that the underlying index is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing levels of the underlying index as an indication of the future performance of the underlying index, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying index or the underlying index stocks will result in you receiving an amount greater than the outstanding face amount of your securities, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying index. Before investing in the offered securities, you should consult publicly available information to determine the levels of the underlying index between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying index. The actual performance of the underlying index over the life of the offered securities, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graph below shows the daily historical closing levels of the underlying index from January 1, 2021 through May 15, 2026. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the DAX® (Price EUR) Index

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•
a dealer in securities or currencies;
•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•
a bank;
•
a life insurance company;
•
a regulated investment company;
•
an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•
a tax exempt organization;
•
a partnership;
•
a person that owns a security as a hedge or that is hedged against interest rate risks;
•
a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

●
a citizen or resident of the United States;
●
a domestic corporation;
●
an estate whose income is subject to U.S. federal income tax regardless of its source; or
●
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. By purchasing the securities you agree — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying index. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we, or the applicable withholding agent, will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying index during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we, or the applicable withholding agent, would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the original issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.50% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

We will deliver the securities against payment therefor in New York, New York on May 20, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

The securities will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE SECURITIES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$3,266,000

GS Finance Corp.

Trigger Autocallable GEARS Linked to the DAX® (Price EUR) Index due 2031

guaranteed by
The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent